Exhibit 99.1

Tevogen Bio Inc. and Semper Paratus Acquisition Corporation Announce Effectiveness of Registration

Statement for Business Combination

●	The pro forma equity value of the portion of the combined company attributable to Tevogen Bio Inc (“Tevogen Bio”) stockholders is an expected $1.2 billion.
●	Tevogen Bio is an advanced-stage specialty immunotherapy biotech pioneer developing off-the-shelf, genetically unmodified T cell therapeutics in virology, oncology, and neurology.

New York, NY, January 5, 2024 (GLOBE NEWSWIRE) — Tevogen Bio Inc (“Tevogen Bio”), an advanced-stage specialty immunotherapy biotech pioneer and Semper Paratus Acquisition Corporation (“Semper Paratus”) (Nasdaq: LGST, LGSTW), a publicly-traded special purpose acquisition company, today announced that the Securities and Exchange Commission (“SEC”) has declared effective the registration statement on Form S-4 (the “Registration Statement”) filed by Semper Paratus in connection with Tevogen Bio and Semper Paratus’s previously announced proposed business combination (the “Business Combination” or the “Transaction”).

Semper Paratus will hold an extraordinary general meeting of its stockholders (the “Special Meeting”) at which shareholders will be asked to consider and vote upon proposals to approve the Business Combination and related matters. The Business Combination is expected to close shortly after the Special Meeting, subject to shareholder approvals and the satisfaction or waiver of the conditions in the business combination agreement and other customary closing conditions. Upon closing of the Business Combination, the post-closing combined company will be renamed Tevogen Bio Holdings Inc.

Ryan Saadi, Chief Executive Officer of Tevogen Bio, commented, “We believe Tevogen’s patient-centric approach, which merges a focus on affordability with advanced science, is a blueprint for sustainable success in the current era of healthcare. I am pleased that, upon the closure of this transaction, investors will have the opportunity to participate in Tevogen’s mission to become the very first life science company offering commercially attractive and affordable personalized T cell therapies for large patient populations in virology, oncology, and neurology.”

Suren Ajjarapu, Chief Executive Officer of Semper Paratus, added, “Since its inception, Tevogen’s achievements have underscored the potential of its disruptive business model to achieve a shorter path to revenue compared to the industry average. With the receipt of notice from the SEC confirming the effectiveness of our registration statement, we are excited to have cleared a key milestone for the Transaction, which will see Tevogen become a publicly traded company with the opportunity to realize its full potential and enhance value for our stockholders.”

Tevogen Bio and Semper Paratus previously announced, on June 29, 2023, their execution of a definitive business combination agreement. The pro forma equity value of the portion of the combined company attributable to Tevogen stockholders is an expected $1.2 billion.

About Tevogen Bio

Tevogen Bio is a clinical-stage specialty immunotherapy company harnessing one of nature’s most powerful immunological weapons, CD8+ cytotoxic T lymphocytes, to develop off-the-shelf, genetically unmodified precision T cell therapies for the treatment of infectious diseases, cancers, and neurological disorders, aiming to address the significant unmet needs of large patient populations. Tevogen Leadership believes that sustainability and commercial success in the current era of healthcare rely on ensuring patient accessibility through advanced science and innovative business models. Tevogen has reported positive safety data from its proof-of-concept clinical trial, and its key intellectual property assets are wholly owned by the company, not subject to any third-party licensing agreements. These assets include three granted patents and twelve pending patents, two of which are related to artificial intelligence.

Tevogen Bio is driven by a team of highly experienced industry leaders and distinguished scientists with drug development and global product launch experience. Tevogen Bio’s leadership believes that accessible personalized therapeutics are the next frontier of medicine, and that disruptive business models are required to sustain medical innovation.

About Semper Paratus

Semper Paratus is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Its principals possess public and private market investing experience and operational knowledge to bring value added benefits to Tevogen Bio. The Semper Paratus team has substantial experience investing in and operating businesses in multiple sectors, as well as a significant long-term track record in creatively structuring transactions to unlock and maximize value.

Forward-Looking Statements

This press release contains certain statements that are not historical facts and are forward-looking statements within the meaning of the federal securities laws with respect to the Transaction between Semper Paratus and Tevogen Bio, including without limitation statements regarding the anticipated benefits of the Transaction, the anticipated timing of the Transaction, the implied enterprise value, future financial condition and performance of Tevogen Bio and the combined company after the closing and expected financial impacts of the Transaction, the satisfaction of closing conditions to the Transaction, the level of redemptions of Semper Paratus’ public shareholders and the product candidates, products, markets, and expected future performance and market opportunities of Tevogen Bio. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “think,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “seeks,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the Transaction may not be completed by Semper Paratus’ business combination deadline, otherwise in a timely manner, or at all, which may adversely affect the price of Semper Paratus’ securities; (ii) the failure to satisfy the conditions to the consummation of the Transaction, including the approval of the Merger Agreement by the shareholders of Semper Paratus, the satisfaction of the minimum cash at closing requirements, including as a result of any redemptions by Semper Paratus’ shareholders, and the receipt of certain governmental, regulatory and third party approvals; (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (iv) redemptions exceeding anticipated levels or the failure to meet stock exchange listing standards in connection with the consummation of the Transaction; (v) the effect of the announcement or pendency of the Transaction on Tevogen Bio’s business relationships, operating results, and business generally; (vi) risks that the Transaction disrupts current plans and operations of Tevogen Bio; (vii) the outcome of any legal proceedings that may be instituted against Tevogen Bio or against Semper Paratus related to the Merger Agreement or the Transaction ; (viii) changes in the markets in which Tevogen Bio competes, including with respect to its competitive landscape, technology evolution, or regulatory changes; (ix) changes in domestic and global general economic conditions; (x) the risk that Tevogen Bio may not be able to execute its growth strategies, or may experience difficulties in managing its growth and expanding operations; (xi) risks related to the COVID-19 pandemic and response, including supply chain disruptions; (xii) the risk that Tevogen Bio may not be able to develop and maintain effective internal controls; (xiii) costs related to the Transaction and the failure to realize anticipated benefits of the Transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholders redemptions; (xiv) the failure to recognize the anticipated benefits of the Transaction and to achieve Tevogen Bio’s commercialization and development plans, and identify and realize additional opportunities, which may be affected by, among other things, competition, the ability of Tevogen Bio to grow and manage growth economically and hire and retain key employees; (xv) the risk that Tevogen Bio may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services; (xvi) risks related to the ability to develop, license or acquire new therapeutics; (xvii) the risk that Tevogen Bio will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xviii) the risk of product liability or regulatory lawsuits or proceedings relating to Tevogen Bio’s business; (xix) uncertainties inherent in the execution, cost, and completion of preclinical studies and clinical trials; (xx) risks related to regulatory review, and approval and commercial development; (xxi) risks associated with intellectual property protection; (xxii) Tevogen Bio’s limited operating history; and (xxiii) those factors discussed in Semper Paratus’ filings with the SEC and that that are contained in the preliminary proxy statement/prospectus relating to the Transaction.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that are or will be described in the “Risk Factors” section of the preliminary proxy statement/prospectus and the amendments thereto, the definitive proxy statement/prospectus, and other documents to be filed by Semper Paratus from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while Tevogen Bio and Semper Paratus may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Neither of Tevogen Bio or Semper Paratus gives any assurance that Tevogen Bio or Semper Paratus, or the combined company, will achieve its expectations. These forward-looking statements should not be relied upon as representing Semper Paratus’ or Tevogen Bio’s assessments as of any date subsequent to the date of this press release.

Additional Information and Where to Find It

In connection with the Merger Agreement and the Transaction, Semper Paratus has filed relevant materials with the SEC, including a registration statement on Form S-4 (the “Form S-4”), which includes a preliminary proxy statement/prospectus of Semper Paratus, and will file other documents regarding the Transaction with the SEC. This communication is not intended to be, and is not, a substitute for the proxy statement/prospectus or any other document that Semper Paratus has filed or may file with the SEC in connection with the Transaction. Semper Paratus shareholders and other interested persons are advised to read the Form S-4, the preliminary proxy statement/prospectus and the amendments thereto, the definitive proxy statement/prospectus, when it becomes available, and documents incorporated by reference therein filed in connection with the proposed Transaction, as these materials contain or will contain important information about Semper Paratus, Tevogen Bio, the merger agreement, and the proposed Transaction. When available, the definitive proxy statement and other relevant materials for the Transaction will be mailed to shareholders of Semper Paratus as of a record date to be established for voting on the Transaction. Before making any voting or investment decision, investors and shareholders of Semper Paratus are urged to carefully read, when they become available, the entire registration statement, the proxy statement/prospectus, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, and the documents incorporated by reference therein, because they will contain important information about Semper Paratus, Tevogen Bio, and the Transaction. Semper Paratus’ investors and shareholders and other interested persons will also be able to obtain copies of the registration statement, the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, other documents filed with the SEC that will be incorporated by reference therein, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Semper Paratus Acquisition Corporation, 767 Third Avenue, 38th Floor, New York, NY 10017, Attention: Mr. Suren Ajjarapu.

Participants in the Solicitation

Semper Paratus, Tevogen Bio, and their respective directors, executive officers, other members of management and employees may be deemed participants in the solicitation of proxies from Semper Paratus’ shareholders with respect to the Transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the Transaction of Semper Paratus’ directors and officers in Semper Paratus’ filings with the SEC, including the Form S-4, the preliminary proxy statement/prospectus, when filed with the SEC, the definitive proxy statement/prospectus, amendments and supplements thereto, and other documents filed with the SEC.

No Offer or Solicitation

This press release is not a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the Transaction and will not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Contacts

Tevogen Communications

T: 1 877 TEVOGEN, Ext 701

Communications@Tevogen.com

Semper Paratus Acquisition Corporation

suren@semperparatusspac.com